Exhibit 99(b)

August 10, 2006

Board of Directors

1st Service Bank

6830 Old Dominion Drive

McLean, Virginia 22101

Gentlemen:

We hereby consent to the use of our firm’s name, Milestone Advisors, L.L.C. (“Milestone”), and the inclusion of, summary of and references to our fairness opinion in the Registration Statement on Form S-4 of Southern National Bancorp of Virginia, Inc., and the related prospectus/proxy statement.

Very truly yours,

/s/ MILESTONE ADVISORS, L.L.C.
Milestone Advisors, L.L.C.